Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 18, 2015 (except for Note 17, as to which the date is February 21, 2017), with respect to the consolidated financial statements and schedule for the year ended December 31, 2014 included in the Annual Report of CIRCOR International, Inc. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of the said report in the Registration Statements of CIRCOR International, Inc. on Forms S-8 (File No. 333-197754, 333-125237, 333-190295 and 333-91229).

/s/ GRANT THORNTON LLP
Boston, Massachusetts
February 21, 2017